Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Tender Offer and Consent

Solicitation for its 11% Senior Secured Notes due 2015

(CUSIP 345140 AC 1)

ALICE, TEXAS – May 9, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. (collectively, the “Issuers”), have commenced a cash tender offer (the “Offer”) to purchase any and all of their outstanding $192,500,000 aggregate principal amount 11% Senior Secured Notes due 2015 (CUSIP 345140 AC 1) (the “Notes”). In connection with the Offer, the Issuers are soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate most of the restrictive covenants and event of default provisions contained in the indenture governing the Notes (the “Indenture”) and modify the terms of any intercreditor agreement applicable to the Notes.

The Offer and the Consent Solicitation are being made pursuant to the terms and subject to the conditions set forth in the Issuers’ Offer to Purchase and Consent Solicitation Statement dated May 9, 2011 (the “Statement”), and the Consent and Letter of Transmittal, copies of which are available from the Information Agent, D. F. King & Co., Inc., by calling (800) 290-6426. The Issuers have also retained Jefferies & Company, Inc. as Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation. Questions about the Offer or the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (US toll-free) or (203) 708-5831 (collect).

The Issuers are offering to acquire the Notes for total consideration of $1,127.50 for each $1,000 principal amount of Notes, on the terms and subject to the conditions set forth in the Statement. The total consideration is comprised of the purchase price of $1,097.50 for each $1,000 principal amount of the Notes plus a consent payment of $30 for each $1,000 principal amount of the Notes. Holders validly tendering their Notes prior to 5:00 p.m., Eastern time, on May 20, 2011 (the “Consent Time”) will be eligible to receive the total consideration. Holders who tender their Notes after the Consent Time but prior to 5:00 p.m., Eastern time, on June 7, 2011 (the “Expiration Time”) will not be eligible to receive the consent payment of $30 for each $1,000 principal amount of Notes, but will receive the purchase price of $1,097.50 for each $1,000 principal amount of Notes. In addition, the Issuers will pay accrued interest up to, but not including, the payment date on all Notes accepted in the Offer. Subject to the conditions of the Offer, the payment date will occur promptly after the Expiration Time with respect to all Notes tendered prior to the Expiration Time and accepted by the Issuers.

Any holder who tenders its Notes will be deemed to have delivered its consent to the proposed amendments to the Indenture. Holders may not tender their Notes without delivering their consents and may not deliver their consents without tendering their Notes. The Consent Time is the deadline for holders to withdraw tenders of their Notes and to revoke related consents to the proposed amendments.

This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The Offer is being made solely by the Statement.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s tender offer of its senior secured notes and related consent solicitation. There can be no assurance that the tender offer, consent solicitation and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.